Exhibit (a)(1)(A)

FIVE PRIME THERAPEUTICS, INC.

111 OYSTER POINT BOULEVARD

SOUTH SAN FRANCISCO, CALIFORNIA 94080

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

JULY 1, 2019

FIVE PRIME THERAPEUTICS, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

This offer and withdrawal rights will expire at 6:00 p.m., Pacific Time,

on Monday, July 29, 2019, unless extended

By this Offer to Exchange Eligible Options for New Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), Five Prime Therapeutics, Inc., which we refer to in this document as “we,” “us,” “our” or “Five Prime,” is giving each Eligible Holder (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New Options (as defined below), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 13 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 6:00 p.m., Pacific Time, on Monday, July 29, 2019. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, you are employed by Five Prime and have not submitted a notice of resignation or been notified by Five Prime that your employment is being terminated;

•	on or prior to the Expiration Time, you continue to be employed by Five Prime, and have not submitted a notice of resignation or been notified by Five Prime that your employment is being terminated;

•

you are not a “named executive officer” of Five Prime (each, a “Named Executive Officer”), as set forth in Five Prime’s Definitive Proxy Statement on Schedule 14A (File No. 001-36070) filed with the Securities and Exchange Commission on April 29, 2019; and

•	you are not a member of Five Prime’s board of directors (the “Board”).

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $18.00 per share;

•	was granted on or prior to June 6, 2018; and

•	was granted under our 2013 Omnibus Incentive Plan (the “2013 Plan”) or 2010 Equity Incentive Plan (the “2010 Plan,” and together with the 2013 Plan, the “Equity Plans”).

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of stock options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•	Each New Option will have an exercise price equal to the closing price of our common stock reported on The Nasdaq Global Select Market (“Nasdaq”) on the date the New Option is granted.

•

Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New Options)*
$18.00 to $24.99	1.50 to 1
$25.00 to $34.99	1.75 to 1
$35.00 to $44.99	2.00 to 1
$45.00 and above	2.25 to 1

*	Rounded up to the nearest share

•	Your New Options will be granted under our 2013 Plan.

•	Each New Option will be granted as a nonqualified stock option (“NSO”).

•	Each New Option will have a maximum term of seven (7) years.

•

To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New Option in exchange for the vested shares underlying such Eligible Option and one New Option in exchange for the unvested shares underlying such Eligible Option.

•	New Options will not be vested on the grant date of the New Option. The vesting terms of your New Options will be as follows:

•	Each New Option granted in exchange for the vested shares underlying an Eligible Option will vest in equal monthly amounts over the one-year period following the grant date of the New Option.

•	Each New Option granted in exchange for the unvested shares underlying an Eligible Option will vest in equal monthly amounts over the three-year period following the grant date of the New Option.

•

As with any unvested equity award under our 2013 Plan, you must remain in continuous service with Five Prime through each vesting date. In the event that your service with Five Prime terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion will expire on your termination date.

The commencement date of the Exchange Offer is Monday, July 1, 2019. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New Options will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).

See the “Risk Factors” section of this Exchange Offer beginning on page 12 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Shares of our common stock are quoted on Nasdaq under the symbol “FPRX.” On June 24, 2019, the closing price of our common stock as reported on Nasdaq was $6.14 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to option.exchange@fiveprime.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 6:00 p.m. Pacific Time, on Monday, July 29, 2019 (or such later date as may apply if the Exchange Offer is extended), by the following means:

By email (by PDF or similar imaged document file) delivered to: option.exchange@fiveprime.com

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a stock option agreement for your New Options shortly following the grant of your New Options.

Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation and management development committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY FIVE PRIME.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1. Why is Five Prime making the Exchange Offer?

Stock options are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways, including by aligning our employees’ interests with those of our stockholders; by motivating employees’ performance toward our long-term success; and by encouraging our employees who have received option grants to continue their employment with us.

The price of our common stock has significantly decreased over the last few years. As of June 24, 2019, the closing price of our common stock on Nasdaq was $6.14 per share, resulting in approximately 98.5% of the outstanding stock options held by our employees, other than our Named Executive Officers, being “underwater,” meaning the exercise price of each of those options is greater than our current stock price. This means that these underwater stock options may no longer be effective as incentives to motivate and retain employees holding these options.

Our Board believes that the Exchange Offer is in the best interests of our stockholders and Five Prime, as we believe that new stock options granted under the Exchange Offer will provide a better incentive and motivation to employees than the underwater options they currently hold and would surrender. Receipt of new options at a lower exercise price will increase the retention of our employees, reduce the costs and disruptions associated with employee resignations and better ensure our performance as a company. As an alternative to increased cash compensation, the Exchange Offer will allow us to devote more of our cash resources toward advancing our research and development programs and moving our product candidates into and through the clinic. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, a substantial portion of which have an exercise price that is greater than our current stock price. Our Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Five Prime be able to retain and motivate key employees in this way. Our Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, you are employed by Five Prime and have not submitted a notice of resignation or been notified by Five Prime that your employment is being terminated;

•	on or prior to the Expiration Time, you continue to be employed by Five Prime and have not submitted a notice of resignation or been notified by Five Prime that your employment is being terminated;

•	you are not a Named Executive Officer; and

•	you are not a member of our Board.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender outstanding Eligible Options for exchange.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $18.00 per share;

•	was granted on or prior to June 6, 2018; and

•	was granted under our Equity Plans.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4. Will the terms and conditions of my New Options be the same as my exchanged options?

No. The terms and conditions of your New Options, including the exercise price, vesting schedule, term and the potential tax treatment of your New Options, will be different than your tendered Eligible Options. In addition, your New Options will be treated as NSOs, even if all or a portion of the tendered Eligible Options were incentive stock options (“ISOs”).

Q5. How many New Options will I receive for the Eligible Options I exchange?

The number of shares to be granted to you under each New Option will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratio for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New Options)*
$18.00 to $24.99	1.50 to 1
$25.00 to $34.99	1.75 to 1
$35.00 to $44.99	2.00 to 1
$45.00 and above	2.25 to 1

*	Rounded up to the nearest share

To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New Option in exchange for the vested shares underlying such Eligible Option and one New Option in exchange for the unvested shares underlying such Eligible Option.

Q6. Will my New Options have an exercise or purchase price?

Your New Options will have an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date that we grant your New Options. Each New Option will represent your right to purchase a number of shares of our common stock that was calculated based on the applicable exchange ratio set forth above.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning the historical prices of our common stock.

Q7. When will my New Options vest?

Each New Option granted in exchange for the vested shares underlying an Eligible Option will vest in equal monthly amounts over the one-year period following the grant date of the New Option.

Each New Option granted in exchange for the unvested shares underlying an Eligible Option will vest in equal monthly amounts over the three-year period following the grant date of the New Option.

As with any unvested equity award under our 2013 Plan, you must remain in continuous service with Five Prime through each vesting date. In the event that your service with Five Prime terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion shall expire on your termination date.

Q8. Do I need to exercise my New Option in order to receive shares?

Yes. You will need to exercise the vested portion of your New Option and pay the purchase price to receive shares of common stock.

Q9. If I participate in the Exchange Offer, when will my New Options be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New Option Grant Date, which is currently expected to be Monday, July 29, 2019. The New Options will reflect the New Option Terms.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q10. What happens to my New Options if I terminate my employment with Five Prime?

Vesting of your New Options will cease upon termination of your service with Five Prime. Your unvested New Options will be forfeited to us.

In general, pursuant to the 2013 Plan, the vested portion of your New Options may be exercised until 90 days following termination of your service with Five Prime unless (i) termination is due to your death or disability or if your death occurs during the 90-day period after your termination (other than a termination for cause), in which case the New Option may be exercised (to the extent exercisable at the time of the termination of service) at any time within 12 months following your termination; or (ii) you are terminated for cause, in which case the New Option will cease to be exercisable immediately upon your termination.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by Five Prime. The terms of your employment with Five Prime remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Five Prime until the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period of the New Options. In addition, we cannot provide any assurance that your employment with Five Prime will continue past the vesting date of any New Option issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.

Q11. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold more than one option grant under our Equity Plans that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

Q12. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Five Prime; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Five Prime is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	The Exchange Offer is not a one-for-one exchange. Any New Options you receive will be exercisable for significantly fewer shares than your Eligible Options, based on the applicable exchange ratio.

•

Options provide value upon exercise only if the price of our common stock increases after the grant date. Also, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, Eligible Options you choose to exchange could be economically more valuable than the New Options you receive pursuant to the Exchange Offer.

•	New Options granted in the Exchange Offer will be subject to new, longer vesting schedules, even if the Eligible Options you exchange are fully vested at the time of the exchange.

•	New Options granted in the Exchange Offer will have a maximum term of seven (7) years, even if the Eligible Options you exchange have a longer term.

•	You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Please also review the “Risk Factors” that appear on page 12.

Q13. How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of July 1, 2019. At any time during the Exchange Offer, you may contact us via email at option.exchange@fiveprime.com to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.

Q14. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before July 1, 2019, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q16. Can I tender for exchange a portion of an Eligible Option?

No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender all shares of the outstanding (i.e., unexercised) portion of that Eligible Option. You may elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that you have properly tendered for exchange.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q18. What happens if my employment with Five Prime terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment with Five Prime terminates for any reason prior to the Expiration Time, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New Options. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Five Prime. The terms of your employment with Five Prime remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the Expiration Time, the New Option Grant Date or thereafter. In addition, we cannot provide any assurance that your employment with Five Prime will continue past the vesting date of any New Option granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.

Q19. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options will be a taxable event for U.S. federal income tax purposes.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q20. Will I owe taxes if I do not participate in the Exchange Offer?

In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q21. What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all Eligible Options tendered by you and accepted by Five Prime for exchange in the Exchange Offer.

Q22. Is it possible for my New Options to be or become underwater?

Yes. The New Options will have an exercise price equal to the closing price of our common stock reported on Nasdaq on the New Option Grant Date. If the price of our common stock reported on Nasdaq falls below this exercise price at any time after the New Option Grant Date, then your New Options will be underwater.

Q23. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) we extend the Exchange Offer beyond the original Expiration Time of Monday, July 29, 2019, and it remains outstanding for more than 29 days, and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by the original Expiration Time on Monday, July 29, 2019), then your Eligible Options may cease to be treated as ISOs as of the original Expiration Time on Monday, July 29, 2019. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on Monday, July 29, 2019 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on your ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 p.m. Pacific Time on Monday, July 29, 2019.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 6:00 p.m., Pacific Time, on Monday, July 29, 2019 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Options for exchange?

If you are an Eligible Holder, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 6:00 p.m., Pacific Time, on Monday, July 29, 2019 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form, by email (by PDF or similar imaged document file) to option.exchange@fiveprime.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance through E*TRADE following the New Option Grant Date.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 6:00 p.m., Pacific Time, on Monday, July 29, 2019 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to the email address indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on Monday, July 29, 2019 following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q26. Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 6:00 p.m., Pacific Time, on Monday, July 29, 2019 (or such later date as may apply if the Exchange Offer is extended). Unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 12:00 a.m., Pacific Time, on Tuesday, August 27, 2019.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to option.exchange@fiveprime.com.

If you miss the deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive an Election Form from you by the Expiration Time, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. However, if we extend the Exchange Offer beyond the original Expiration Time on Monday, July 29, 2019 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on the ISO status of any of your Eligible Options, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 p.m. Pacific Time on Monday, July 29, 2019.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to option.exchange@fiveprime.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2019, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

Your cancelled Eligible Options may be worth more than the New Options that you receive in exchange.

Because the number of shares issuable to you upon exercise of your New Options will be fewer than the number of shares issuable to you upon exercise of your Eligible Options, it is possible that, at some point in the future, due to potential increases in our stock price, those Eligible Options would have been more economically valuable than the New Options granted pursuant to the Exchange Offer.

Your cancelled Eligible Options may have a term that expires later than the term of the New Options that you receive in exchange for them.

Because your New Options could expire on a date earlier than your cancelled Eligible Options are currently set to expire, you may not have the same amount of time to benefit from any appreciation in our stock price.

If your service with Five Prime terminates before your New Options vest, you will not be able to receive value for your unvested New Options, but you may have been able to receive value for the Eligible Options you exchanged for the New Options.

The New Options will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. Accordingly, if your service with Five Prime terminates after you exchange your Eligible Options for New Options, you may not be able to realize as much value from your New Options as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New Options, and your service with Five Prime terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of common stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New Options, and your service with Five Prime terminates after you receive New Options but before such New Options have vested and can be exercised, you will receive no value from the unvested portion of the New Options if our stock price increases.

You may incur additional taxes in connection with the exercise of the New Options for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options, including ISOs and NSOs, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Section 1. Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Five Prime Therapeutics, Inc. (“Five Prime,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange certain outstanding stock options for replacement stock options with modified terms. As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New Options in exchange for an Eligible Holder’s agreement to accept fewer shares, a revised vesting schedule, a new option term and the tax treatment of the New Options. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of optionholders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

All individuals who hold Eligible Options and who, as of the date the Exchange Offer commences and as of the Expiration Time, are current employees of Five Prime, except for our Named Executive Officers (as defined below), may participate in the Exchange Offer (the “Eligible Holders”). To be an Eligible Holder, you must continue to be employed by Five Prime, and not have submitted a notice of resignation or received a notice of termination, between the date the Exchange Offer commences and the Expiration Time.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to or as of the Expiration Time, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on the Expiration Date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with Five Prime’s policies.

Your employment with Five Prime will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or Five Prime at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with Five Prime. The terms of your employment with Five Prime remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by or in a service relationship with Five Prime until the grant date for the New Options or any vesting date of your New Options in the future.

Five Prime’s named executive officers (each, a “Named Executive Officer”) set forth in Five Prime’s Definitive Proxy Statement on Schedule 14A (File No. 001-36070), filed with the Securities and Exchange Commission on April 29, 2019 (the “Proxy Statement”) are not eligible to participate in the Exchange Offer. Our Named Executive Officers are Aron M. Knickerbocker, David V. Smith, Helen Collins and Francis Sarena. In addition, none of the members of our board of directors (our “Board”) is eligible to participate in the Exchange Offer.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $18.00 per share;

•	was granted on or prior to June 6, 2018; and

•	was granted under our 2013 Omnibus Incentive Plan (the “2013 Plan”) or 2010 Equity Incentive Plan (the “2010 Plan,” and together with the 2013 Plan, the “Equity Plans”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you new options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•

Each New Option will have an exercise price equal to the closing price of our common stock reported on The Nasdaq Global Select Market (“Nasdaq”) on the date the New Option is granted (the “New Exercise Price”).

•

Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New Options)*
$18.00 to $24.99	1.50 to 1
$25.00 to $34.99	1.75 to 1
$35.00 to $44.99	2.00 to 1
$45.00 and above	2.25 to 1

*	Rounded up to the nearest share

•	Your New Options will be granted under our 2013 Plan.

•	Each New Option will be granted as a nonqualified stock option (“NSO”).

•	Each New Option will have a maximum term of seven (7) years.

•

To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New Option in exchange for the vested shares underlying such Eligible Option and one New Option in exchange for the unvested shares underlying such Eligible Option.

•	The vesting terms of your New Options will be as follows:

•	Each New Option granted in exchange for the vested shares underlying an Eligible Option will vest in equal monthly amounts over the one-year period following the grant date of the New Option.

•	Each New Option granted in exchange for the unvested shares underlying an Eligible Option will vest in equal monthly amounts over the three-year period following the grant date of the New Option.

•

As with any unvested equity award under our 2013 Plan, you must remain in continuous service with Five Prime through each vesting date. In the event that your service with Five Prime terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion shall expire on your termination date.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by Five Prime for exchange will be cancelled and your New Options will be granted with the New Option Terms effective on a date on or promptly following the Expiration Time (such date, the “New Option Grant Date”).

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 6:00 p.m., Pacific Time, on Monday, July 29, 2019, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

Stock options are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. Our Board believes that the Exchange Offer is in the best interests of our stockholders and the company, as we believe that New Options granted under the Exchange Offer will provide a better incentive and motivation to employees than the underwater options they currently hold and would surrender. Receipt of New Options at a lower exercise price will increase the retention of our employees, reduce the costs and disruptions associated with employee resignations and better ensure our performance as a company. Rather than providing increased cash compensation to our employees, the Exchange Offer will allow us to devote more of our cash resources toward advancing our research and development programs and moving our product candidates into and through the clinic. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, many of which are well out of the money.

We evaluated several alternatives to the Exchange Offer in order to remain competitive within our industry and with our employees, including granting additional stock options or restricted stock awards, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. While equity awards and cash compensation are part of our overall compensation packages, we believe that relying exclusively on such forms of compensation is not an ideal use of our resources. For example, granting additional stock options or restricted stock awards would cause dilution to our current stockholders, and increasing cash compensation would reduce the cash resources we can devote to our research and development programs. Accordingly, we determined that the Exchange Offer was the most attractive alternative for stockholders.

The price of our common stock has significantly decreased over the last few years. As of June 24, 2019, approximately 98.5% of the outstanding stock options held by our employees, excluding our Named Executive Officers, are “underwater,” meaning the exercise price of those options is greater than our current stock price. This means that a substantial portion of these stock options may have little or no perceived value to our employees who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

We designed the Exchange Offer to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. Underwater stock option awards are of limited benefit in motivating and retaining our employees. Through the Exchange Offer, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced employees and by better aligning the interests of these individuals with the interests of our stockholders. Because many of our employees’ stock options are underwater (and for a large number of employees, significantly so), we may face a considerable challenge in retaining these employees, and there is a possibility that our competitors may be able to offer equity incentives or other forms of compensation that are more attractive and that, in some cases, could make the terms of employment at a new employer more attractive than what we offer to our existing employees. The Exchange Offer is designed to address these concerns as well as improve morale among our employees generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to Five Prime, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Five Prime;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any material change in our Board or executive management team, other than our current search for a new Chief Scientific Officer, including any plans to change the number or term of our directors or to fill any existing vacancies on the Board or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time by the following means:

By email (by PDF or similar imaged document file) delivered to: option.exchange@fiveprime.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to option.exchange@fiveprime.com. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New Options if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Holder and must not have given a notice of resignation, must not have received a notice of termination and your employment with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to or as of the Expiration Time.

If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e., unexercised) portion of that Eligible Option. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Five Prime nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by Five Prime. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between Five Prime and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New Option Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Options that we accept in exchange for the grant of New Options with the New Option Terms. We expect the New Option Grant Date to occur promptly following the Expiration Time. However, if the exercise price of your New Options would be above the exercise price of your Eligible Option tendered in the Exchange Offer, we will not accept your tendered awards and they will not be exchanged. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options by following the procedure described in this Section 4. Just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 12:00 a.m., Pacific Time, on Tuesday, August 27, 2019. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by Five Prime with the SEC on July 1, 2019 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Holders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn (i) by the Expiration Time, unless extended, or (ii) after 12:00 a.m., Pacific Time, on Tuesday, August 27, 2019, if we have not accepted such Eligible Options by such time. On the New Option Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New Options with the New Option Terms. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New Option in exchange for the vested shares underlying such Eligible Option and one New Option in exchange for the unvested shares underlying such Eligible Option.

Promptly after we grant the New Options, we will send each tendering Eligible Holder a confirmation email with respect to the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Holder for acceptance via E*TRADE the stock option documentation relating to the Eligible Holder’s New Options. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Expiration Time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•

there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•

there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Five Prime, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

•

make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

•	impair the contemplated benefits of the Exchange Offer to Five Prime;

•	there will have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;

•

the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or

•

any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer.

•

a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for Five Prime, shall have been proposed, announced or publicly disclosed or we shall have learned that:

•

any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

•	any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

•

any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);

•	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Five Prime;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Five Prime (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Five Prime); and

•

Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Five Prime (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Five Prime).

The conditions to the Exchange Offer are for Five Prime’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on Nasdaq under the symbol “FPRX.”

The following table sets forth the high and low per share sales prices of our common stock on Nasdaq during the periods indicated.

Year Ending December 31, 2019	High	Low
First quarter	$13.84	$8.60
Second quarter	$13.80	$5.80

Year Ended December 31, 2018	High	Low
First quarter	$22.86	$15.66
Second quarter	$19.95	$15.32
Third quarter	$18.55	$12.52
Fourth quarter	$14.48	$7.84

Year Ended December 31, 2017	High	Low
First quarter	$52.98	$34.71
Second quarter	$37.15	$26.65
Third quarter	$41.36	$25.97
Fourth quarter	$48.87	$19.73

As of June 24, 2019, we had 29 stockholders of record, and 36,050,515 shares of our common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On June 24, 2019, the closing price for our common stock as reported on Nasdaq was $6.14 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Five Prime; Financial Information.

Information Concerning Five Prime.

We are a clinical-stage biotechnology company focused on discovering and developing innovative protein therapeutics to improve the lives of patients with serious diseases. Each of our product candidates has an innovative mechanism of action and addresses patient populations for which better therapies are needed. Our primary focus is on researching and developing immuno-oncology and targeted cancer therapies. In addition, we use companion diagnostics where appropriate to allow us to select patients most likely to benefit from treatment with our product candidates.

We were incorporated in December 2001 in the State of Delaware.

Our principal offices are located at 111 Oyster Point Boulevard, South San Francisco, CA 94080, and our telephone number is (415) 365-5600. Our website address is www.fiveprime.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K (File No. 001-36070) for the year ended December 31, 2018, filed with the SEC on February 26, 2019 (our “Annual Report”), and in our Quarterly Report on Form 10-Q (File No. 001-36070) for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019 (our “Quarterly Report”), which are incorporated herein by reference. The book value per share of our common stock as of March 31, 2019 was $6.52 per share.

Additional Information.

For more information about Five Prime, please refer to our Annual Report, our Quarterly Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our Named Executive Officers and members of our Board are not eligible to participate in the Exchange Offer. Accordingly, none of these individuals are Eligible Holders, and they do not hold any Eligible Options.

Other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our Annual Report and Quarterly Report, neither Five Prime nor, to our knowledge, any of our executive officers or directors, any person controlling Five Prime or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options, and no Eligible Options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.

Section 10. Accounting Consequences of the Exchange Offer.

We have adopted the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation—Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options over the fair value of the original Eligible Options prior to exchange. The fair value of New Options will be measured as of the New Option Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New Options.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material United States federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 days (that is, if we extend the Exchange Offer beyond the original Expiration Time on Monday, July 29, 2019), and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by the original expiration date on Monday, July 29, 2019), your Eligible Options may cease to be treated as ISOs as of the Expiration Time on Monday, July 29, 2019. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the original Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on Monday, July 29, 2019 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 p.m. Pacific Time on July 29, 2019.

Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes.

Taxation of Incentive Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If you tender your Eligible Options for exchange in the Exchange Offer, all New Options that you are granted will be NSOs (as defined below). Accordingly, you will lose the benefits of having ISO status, as described in the paragraph above, for any of your Eligible Options that are ISOs.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Holder. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Pacific Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Holders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

Each Eligible Holder who properly tenders an Eligible Option to be exchanged and accepted by Five Prime pursuant to this Exchange Offer will receive a New Option. Options are equity awards under which the holder can purchase shares of common stock for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the applicable option terms.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options for a number of shares of common stock calculated using an exchange ratio based on the exercise price of your tendered Eligible Options, as described in Section 1 of this Offering Memorandum. New Options will be unvested as of the New Option Grant Date and will be subject to a new vesting schedule, as described in Section 1 of this Offering Memorandum. If you receive New Options, you do not have to make any cash payment to Five Prime to receive your New Options, but upon exercise of your vested New Options, you will be required to pay the per share exercise price to receive any shares of common stock subject to your New Options.

If we receive and accept tenders from Eligible Holders of all Eligible Options (comprising a total of options to purchase 510,932 shares outstanding as of June 24, 2019) subject to the terms and conditions of this Exchange Offer, we will grant New Options covering a total of approximately 276,669 shares of common stock.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 26, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019;

•	our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders, filed with the SEC on April 29, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 15, 2019; March 4, 2019; March 18, 2019; May 8, 2019; May 16, 2019; June 10, 2019; and June 24, 2019; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 16, 2013, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Holder to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to option.exchange@fiveprime.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Report, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR QUARTERLY REPORT BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A

Selected Financial Data

The following financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 26, 2019, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019, each of which is incorporated herein by reference.

FIVE PRIME THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,632	$43,953
Marketable securities	207,325	226,185
Receivables from collaborative partners	3,363	5,096
Prepaid and other current assets	10,221	13,334

Total current assets	250,541	288,568
Restricted cash	1,543	1,543
Property and equipment, net	28,146	28,718
Operating lease, right-of-use assets	32,722	—
Other long-term assets	2,812	2,705

Total assets	$315,764	$321,534

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,436	$1,972
Accrued personnel-related expenses	3,465	7,383
Other accrued liabilities	12,473	15,348
Operating lease obligations, current portion	3,698	—
Deferred revenue, current portion	—	1,428
Deferred rent, current portion	—	1,356

Total current liabilities	24,072	27,487
Deferred revenue, long-term portion	8,764	10,465
Operating lease obligations, long-term portion	48,602	—
Deferred rent, long-term portion	—	18,443
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 35,918,291 issued and 34,838,684 outstanding at March 31, 2019; 35,625,751 issued and 34,745,721 outstanding at December 31, 2018	34	34
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	564,316	559,892
Accumulated other comprehensive income (loss)	42	(106)
Accumulated deficit	(330,066)	(294,681)

Total stockholders’ equity	234,326	265,139

Total liabilities and stockholders’ equity	$315,764	$321,534

FIVE PRIME THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Collaboration revenue	$5,347	$32,486
Operating expenses:
Research and development	31,753	43,552
General and administrative	10,510	10,478

Total operating expenses	42,263	54,030

Loss from operations	(36,916)	(21,544)
Interest income	1,533	1,159
Other expense, net	(2)	(5)

Loss before income tax	(35,385)	(20,390)
Income tax provision	—	—

Net loss	$(35,385)	$(20,390)

Basic and diluted net loss per common share	$(1.02)	$(0.63)

Weighted-average shares used to compute basic and diluted net loss per common share	34,794	32,314

FIVE PRIME THERAPEUTICS, INC.

STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net loss	$(35,385)	$(20,390)
Other comprehensive gain (loss):
Unrealized gain (loss) on marketable securities	148	(110)

Comprehensive loss	$(35,237)	$(20,500)

FIVE PRIME THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

(unaudited)

				Accumulated	Retained
			Additional	Other	Earnings	Total
	Common Stock		Paid-In	Comprehensive	(Accumulated	Stockholders’
	Shares	Amount	Capital	Loss	Deficit)	Equity
Balances at December 31, 2017	28,178,639	$28	$421,257	$(476)	$(155,607)	$265,202
Issuance of common stock upon follow-on public offering, net of issuance costs	5,897,435	6	114,994	—	—	115,000
Issuance costs related to the follow-on public offering	—	—	(7,387)	—	—	(7,387)
Issuance of common stock under equity incentive plans	311,179	—	1,704	—	—	1,704
Repurchase of shares to satisfy tax withholding obligations	(52,608)	—	(997)	—	—	(997)
Effect of adoption of ASU 2014-09	—	—	—	—	1,374	1,374
Stock-based compensation expense	—	—	7,820	—	—	7,820
Other comprehensive loss	—	—	—	(110)	—	(110)
Net loss	—	—	—	—	(20,390)	(20,390)

Balances at March 31, 2018	34,334,645	34	537,391	(586)	(174,623)	362,216

				Accumulated	Retained
			Additional	Other	Earnings	Total
	Common Stock		Paid-In	Comprehensive	(Accumulated	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit)	Equity
Balances at December 31, 2018	34,745,721	$34	$559,892	$(106)	$(294,681)	$265,139
Issuance of common stock under equity incentive plans	150,666	—	222	—	—	222
Repurchase of shares to satisfy tax withholding obligations	(57,703)	—	(670)	—	—	(670)
Stock-based compensation expense	—	—	4,872	—	—	4,872
Other comprehensive gain	—	—	—	148	—	148
Net loss	—	—	—	—	(35,385)	(35,385)

Balances at March 31, 2019	34,838,684	34	564,316	42	(330,066)	234,326

FIVE PRIME THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Operating activities
Net loss	$(35,385)	$(20,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,331	1,151
Stock-based compensation expense	4,872	7,820
Amortization of discounts and premiums on marketable securities	(778)	13
Non-cash operating lease expense	563	—
Loss on disposal of property and equipment	—	5
Changes in operating assets and liabilities:
Receivables from collaborative partners	1,733	8,864
Prepaid, other current assets and other long-term assets	2,421	(5,267)
Accounts payable	3,180	(406)
Accrued personnel-related expenses	(3,918)	(2,968)
Deferred revenue	(3,129)	(2,304)
Deferred rent	—	625
Other accrued liabilities, and other long-term liabilities	(3,349)	2,235
Operating lease liabilities	(217)	—

Net cash used in operating activities	(32,676)	(10,622)
Investing activities
Purchases of marketable securities	(59,714)	(153,957)
Maturities of marketable securities	79,500	63,250
Purchases of property and equipment	(983)	(840)

Net cash provided by (used in) investing activities	18,803	(91,547)
Financing activities
Proceeds from public offering of common stock, net of issuance costs	—	107,613
Proceeds from issuance of common stock under equity incentive plans	222	1,704
Repurchase of shares to satisfy tax withholding obligations	(670)	(997)

Net cash (used in) provided by financing activities	(448)	108,320

Net (decrease) increase in cash and cash equivalents and restricted cash	(14,321)	6,151
Cash, cash equivalents and restricted cash at beginning of period	45,496	61,333

Cash, cash equivalents and restricted cash at end of period	$31,175	$67,484

Supplemental disclosure
Property and equipment purchases included in accrued liabilities	$492	$531

Supplemental cash flow information
Cash and cash equivalents at beginning of period	$43,953	$59,790
Restricted cash at beginning of period	1,543	1,543

Cash, cash equivalents and restricted cash at beginning of period	$45,496	$61,333

Cash and cash equivalents at end of period	$29,632	$65,941
Restricted cash at end of period	1,543	1,543

Cash, cash equivalents and restricted cash at end of period	$31,175	$67,484